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                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST





       As Filed with the United States Securities and Exchange Commission on June 27, 2002


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] For the fiscal year ended December 31, 2001


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                        For the transition period from to

                          Commission file number 1-6659


A. Full title of the Plan:

                             CONSUMERS WATER COMPANY
                                EMPLOYEES' 401(k)
                             SAVINGS PLAN AND TRUST


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                        PHILADELPHIA SUBURBAN CORPORATION
                             762 W. LANCASTER AVENUE
                               BRYN MAWR, PA 19010
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                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


The following audited financial statements are enclosed with this report:

         Financial Statements and Supplemental Schedules as of December 31, 2001 and 2000

                              Exhibit                                      Page

23.1     Consent of PricewaterhouseCoopers LLP                               4
99.1     Financial Statements and Supplemental Schedules
         as of December 31, 2001 and 2000                                    5

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Consumers Water Company has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                             Consumers Water Company
                    Employees' 401(K) Savings Plan and Trust


Plan Sponsor:                                     Date

 /s/  Roy H. Stahl                              06/27/02
-------------------------------               ------------
      Roy H. Stahl
      Vice President
      Consumers Water Company